					Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

		Fiscal year ended
		October 3,	September 28,	September 29,
		2020	2019	2018
Operating income, as reported		$153,372	$142,055	$118,283
Restructuring and other charges		6,003	1,678	—
One-time employee bonus		—	—	13,512
Adjusted operating income		159,375	143,733	131,795
Tax rate		14.0%	16.0%	10.0%
Adjusted operating income (tax effected)		$137,062	$120,736	$118,615
Average invested capital		$978,939	$923,107	$735,598
ROIC		14.0%	13.1%	16.1%
WACC		8.8%	9.0%	9.5%
Economic Return		5.2%	4.1%	6.6%

Average Invested Capital	Fiscal 2020
	October 3,	July 4,	April 4,	January 4,	September 28,	Average invested capital
	2020	2020	2020	2020	2019
Equity	$977,480	$944,821	$892,558	$908,372	$865,576
Plus:
Debt and finance lease obligations - current	146,829	145,993	107,880	67,847	100,702
Operating lease obligations - current (1) (2)	7,724	8,061	8,546	9,185	—
Debt and finance lease obligations - long-term	187,975	188,626	186,327	186,827	187,278
Operating lease obligations - long-term (2)	36,779	38,077	39,617	36,473	—
Less:
Cash and cash equivalents	(385,807)	(296,545)	(225,830)	(252,914)	(223,761)
	$970,980	$1,029,033	$1,009,098	$955,790	$929,795	$978,939

Average Invested Capital	Fiscal 2019
	September 28,	June 29,	March 30,	December 29,	September 19,	Average invested capital
	2019	2019	2019	2018	2018
Equity	$865,576	$860,791	$875,444	$905,163	$921,143
Plus:
Debt and finance lease obligations - current	100,702	138,976	93,197	8,633	5,532
Operating lease obligations - current (1) (2)	—	—	—	—	—
Debt and finance lease obligations - long-term	187,278	187,581	187,120	187,567	183,085
Operating lease obligations - long-term (2)	—	—	—	—	—
Less:
Cash and cash equivalents	(223,761)	(198,395)	(184,028)	(188,799)	(297,269)
	$929,795	$988,953	$971,733	$912,564	$812,491	$923,107

Average Invested Capital	Fiscal 2018
	September 19,	June 30,	March 31,	December 30,	September 30,	Average invested capital
	2018	2018	2018	2017	2017
Equity	$921,143	$882,360	$920,503	$933,849	$1,025,939
Plus:
Debt and finance lease obligations - current	5,532	6,365	180,772	179,881	286,934
Operating lease obligations - current (1) (2)	—	—	—	—	—
Debt and finance lease obligations - long-term	183,085	180,204	27,217	26,047	26,173
Operating lease obligations - long-term (2)	—	—	—	—	—
Less:
Cash and cash equivalents	(297,269)	(332,723)	(402,470)	(506,694)	(568,860)
	$812,491	$736,206	$726,022	$633,083	$770,186	$735,598

(1)	Included in other accrued liabilities on the Consolidated Balance Sheets.
(2)	In the fiscal first quarter of 2020, Plexus adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continues to be reported under the accounting standards in effect for fiscal 2019 and 2018.